                                                                     Exhibit 3.2

                          Amendments to the Bylaws of
                          Quicksilver Resources Inc.

                                 June 5, 2001

     Section 11 of Article II of the Bylaws of the Corporation is amended to read in its entirety as follows:

               Section 11. Actions Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

     Section 2 of Article III of the Bylaws of the Corporation is amended to read in its entirety as follows:

               Section 2. Number, Qualification, and Term of Office. The number of directors which shall constitute the whole Board of Directors shall not be less than three (3) or more than nine (9). Within the limits above specified, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors. Directors need not be stockholders. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. At the annual meeting of stockholders of the Corporation at which this Article III, Section 2 of these Bylaws is approved, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold

AMENDMENTS TO THE BYLAWS OF QUICKSILVER RESOURCES INC.                    Page 5
          office for a term expiring at the third succeeding annual meeting, and each such successor shall hold office until his successor is duly elected and qualified, or until his death or retirement or until he resigns or is removed in the manner hereinafter provided. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of stockholders. Such election shall be by written ballot.

     Section 4 of Article III of the Bylaws of the Corporation is amended to read in its entirety as follows:

               Section 4. Removal of Directors. Notwithstanding any other provisions of these Bylaws, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

     Section 5 of Article III of the Bylaws of the Corporation is amended to read in its entirety as follows:

               Section 5. Vacancies. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

AMENDMENTS TO THE BYLAWS OF QUICKSILVER RESOURCES INC.                    Page 6